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                                                                   EXHIBIT 11(a)


                    [KIRKPATRICK & LOCKHART LLP LETTERHEAD]

                                 March 22, 2000

AIM Growth Series
11 Greenway Plaza, Suite 100
Houston, Texas 77046

Ladies and Gentlemen:

     You have requested our opinion, as counsel to AIM Growth Series ("Trust"), as to certain matters regarding the issuance of Shares of AIM Basic Value Fund (the "Acquiring Portfolio"), a series of AIM Advisor Funds, Inc., in connection with the reorganization of AIM Advisor Large Cap Value Fund (the "Acquired Portfolio"), a series of AIM Advisor Funds, Inc., into the Acquiring Portfolio, as provided for in the Agreement and Plan of Reorganization and Termination, effective as of March 22, 2000 (the "Plan"). The Plan provides for the
Acquired Portfolio to transfer all of its assets to the Acquiring Portfolio in exchange solely for the issuance of the Shares and the Acquiring Portfolio's assumption of all of the liabilities of the Acquired Portfolio. (As used in this letter, the term "Shares" means the Class A, Class B, and Class C shares of beneficial interest in the Acquiring Portfolio.)

     As such counsel, we have examined certified or other copies, believed by us to be genuine, of Trust's Agreement and Declaration of Trust dated as of May 7, 1998, as amended ("Agreement"), and Amended and Restated Bylaws, as amended, and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Delaware that in our experience are normally applicable to the issuance of shares of beneficial interest by business trusts and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder. With respect to matters governed by the laws of the State of Delaware (excluding the securities laws thereof), we have relied solely on the opinion of Potter Anderson & Corroon, LLP, Delaware counsel to Trust, an executed copy of which is appended hereto as Exhibit A.

     Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by Trust; and that, when sold in accordance with the terms contemplated by Trust's registration statement on Form N-14 ("Registration Statement"), including receipt by the Acquiring Portfolio of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been legally issued, fully paid, and non-assessable.


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AIM Growth Series
March 22, 2000
Page 2

     We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.

                                  Very truly yours,

                                  KIRKPATRICK & LOCKHART LLP

                                  By: /s/ ARTHUR J. BROWN
                                     --------------------------------
                                          Arthur J. Brown